Exhibit 99.1

GAIAM TO ACQUIRE VIVENDI ENTERTAINMENT’S

DISTRIBUTION ASSETS FROM UNIVERSAL MUSIC GROUP

IN ACCRETIVE TRANSACTION CREATING

NATION’S LARGEST INDEPENDENT CONTENT DISTRIBUTOR

Acquisition Builds Gaiam Content Distribution Platform;

Combined 13% Non-theatrical Market Share Expands Scale to Attract Additional Content

Gaiam to Realize Significant Operational Enhancements and Financial Synergies

To Compliment Gaiam’s Expected Organic Double-Digit Revenue Growth and Drive

Margin Growth in 2012

BOULDER, CO and LOS ANGELES, CA, March 15, 2012 — Gaiam, Inc. (NASDAQ: GAIA) (“the Company”), a lifestyle media company, today announced that it entered into an agreement to acquire Vivendi Entertainment, from Universal Music Group Distribution Corp., in an accretive transaction. Combining Vivendi Entertainment with Gaiam’s existing media distribution operations will create the largest independent, and third largest media distributor in the United States for non-theatrical content. Under the terms of the agreement, Gaiam will acquire Vivendi for $13.4 million plus net working capital. The transaction is expected to be completed later this month, subject to the satisfaction of customary closing conditions.

Vivendi Entertainment has exclusive distribution rights agreements with large independent studios/content providers, including WWE, Classic Media, RHI Entertainment, National Geographic, Shout Factory, Nassar Entertainment Group, NFL Productions, and other studios. In the twelve-month period ended December 24, 2011, Vivendi sold approximately 21 million units, generating gross billing to retailers of over $200 million. Gaiam will recognize the net fee revenue, so the acquisition is expected to add approximately $25 million of revenue and gross profit on an annualized basis. Reflecting the combined scale of Gaiam’s and Vivendi’s existing distribution operations, the Company expects to realize significant operational and financial synergies, including reduced third-party distribution costs and lower post-production and digital distribution costs, which are projected to drive significant margin expansion.

Jirka Rysavy, Chairman of Gaiam, Inc., commented on the transaction, “By combining operations, we elevate the Company to a powerhouse independent distributor with a library of over 7,000 titles. Overall, we believe the financial benefits of this transaction strengthen Gaiam’s position as a leading branded lifestyle media company with extensive retailer, direct to consumer and online distribution channels.”

Lynn Powers, Chief Executive Officer of Gaiam, added, “This transaction materially strengthens our existing media distribution services platform, making the combined entity the third largest non-theatrical content distributor in the United States. The expanded Gaiam distribution platform will leverage our combined results-oriented sales force focused on customers in key distribution channels including mass merchandisers as well as specialty retailers in the book, grocery, toy and health and wellness segments representing approximately 62,000 retail doors and 14,600 store within stores, along with our growing digital fulfillment and on-demand capabilities. The combined distribution division will operate under the Gaiam Vivendi Entertainment name.”

“The Gaiam Vivendi Entertainment combination creates a powerful media distribution company through an enhanced product offering, scaled resources and top executive talent. Most important – the customer wins,” stated Thomas O’Malley, President of Vivendi Entertainment.

Bill Sondheim, President of Gaiam, added, “Acquiring Vivendi Entertainment furthers our ability to deliver an extensive, unified service platform to the industry with unparalleled solutions and capabilities. Gaiam is currently the only independent direct distributor with Target, Walmart, Kmart, as well as all meaningful digital retailers. Our customers and Gaiam will benefit from our ability to offer advanced analytic and reporting tools that enable the highly efficient management of category inventory. At the same time, we expect to realize valuable operational and cost synergies including lower per unit distribution costs and improve productivity, replication, warehousing and other costs. Our future results are expected to benefit from expanded relationships with significant retailers, and the significant increase of our content library will accelerate the growth of our important digital initiatives.”

The combined company expects to achieve significant operational synergies through the integration of each company’s management, operations, products and facilities.

Greif & Co., a Los Angeles based investment bank focused on serving the needs of middle-market growth companies, acted as financial advisor to Gaiam, Inc. and assisted in structuring, negotiating and financing the transaction.

Vivendi Entertainment is a full service independent DVD and digital distribution company operating in the United States and Canada. Representing a vast range of genres including action, comedy, urban, family, Latino, sports and stand-up comedies, Vivendi Entertainment has become a favorite distribution partner for independent content providers. The company has built an extensive catalog of over 3,000 titles, and its customer-centric business model was founded on the principles of collaboration and financial transparency. The company provides sales, marketing, and distribution services to many of the home entertainment industry’s most prestigious brands including: World Wrestling Entertainment, Classic Media, Shout! Factory, The Weinstein Company, NFL Productions, Big Idea, RHI, National Geographic, Salient Media, Televisa, Codeblack, Sid and Marty Krofft Pictures and Nelvana.

Gaiam is hosting a conference call today, Thursday, March 15, 2012 at 2:30 p.m. MT (4:30 p.m. ET) to review this transaction as well as its fiscal 2011 fourth quarter results. Participants may access the call by dialing (800) 619-0355 (domestic) or (212) 547-0278 (international), passcode GAIAM.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of 62,000 retail doors, 14,600 store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for LOHAS (lifestyle of health and sustainability) and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

CONTACT:
Steve Thomas	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
Gaiam, Inc.	212/835-8500
gaia@jcir.com
303-222-3782 Steve.thomas@gaiam.com